Exhibit 10.1

AMENDMENT NO.1 TO
WATER AND FUEL OIL AGREEMENT

THIS AMENDMENT NO. 1 TO WATER AND FUEL OIL AGREEMENT (this “Amendment”) is made as of March 21, 2007 (the “Effective Date”), by and among Otter Tail Corporation, d/b/a Otter Tail Power Company, as operating agent (“Offer Tail”) for Montana-Dakota Utilities Co., a division of MDU Resources Group, Inc., NorthWestern Energy, a division of NorthWestern Corporation, and Otter Tail Power Company (individually “Party” or “Owner” and collectively the “Parties” or “Big Stone Plant Co-Owners”), having its principle office at the offices of Otter Tail Power company, 215 South Cascade Street, City of Fergus Falls, State of Minnesota, and Northern Lights Ethanol, LLC, having its principal office at 1303 East Fourth Avenue, Milbank, South Dakota (“Northern Lights”).

RECITALS

WHEREAS, the Parties desire to amend, as of the Effective Date, that certain Water and Fuel Oil Agreement among the Parties, dated as of August 15, 2001 (the “Agreement”), to reflect changes to the amount of water available to Northern Lights’ ethanol facility and supporting elements located near the Big Stone Generation Plant (the “Project”) as a result Northern Lights’ expansion.

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound by this Amendment, the Parties covenant and agree as follows:

1.             Amendment.  The Agreement is amended as follows:

a.             Attachment A:

1) Attachment A is hereby amended to provide that the TDS parameter of “<1,000 mg/liter” is hereby replaced with “<10,000 mg/liter.”

2)     In the first sentence of Attachment A, the words “Cooling Pond” shall be replaced with the words “Holding Pond.”

b.             Attachment B:

The Attachment B, attached to the Agreement, is hereby replaced by the Attachment B that is attached to this Amendment.

c.             Section Two shall be deleted in its entirety and replaced by the following:

“Section Two. Distilled Water and Cooling Pond Water:

2.1           Otter Tail will:

a.             Provide to the Project up to 300 gallons per minute (“gpm”) of distilled water from its brine concentrator and/or makeup pond upon a schedule which will permit Northern Lights to maintain continuous operation, with the Project providing storage capacity at its location of 40,000 gallons of distilled water.

b.             Provide to the Project up to 400.gpm of water from its Cooling Pond after Northern Lights’ first uses an annual average of 250 gpm of distilled water.  Said Cooling Pond water shall be provided on an “as is” basis.

c.             Determine the amount of distilled water and Cooing Pond water actually provided to the Project and bill Northern Lights for water delivered to the Project at the rates set forth in Attachment B attached hereto and made a part hereof.

2.2           Northern Lights will:

a.             Construct, maintain and pay all costs associated with the construction and maintenance of pumps and pipelines to transport water from the Big Stone Plant brine concentrator, makeup pond, and Cooling Pond to the Project.

b.             Install and maintain, at Northern Lights’ sole expense, a water meter and measure the water received by Northern Lights from Otter Tail’s brine concentrator, makeup pond, cooling pond.

c.             Pay to Otter Tail, within 30 days of receipt of Otter Tail’s invoice for water received from the brine concentrator, makeup pond, and/or Cooling Pond, at the rates set forth in Attachment B.

d.             Use all water for industrial use pursuant to the Big Stone Plant Water Appropriation Permit.

e.             Maintain a storage capacity for distilled water of at least 40,000 gallons.

f.              Grant Otter Tail access to inspect water meter and make measurement as described in 2.1.

d.             A new Section Six is added. Section Six shall provide as follows:

“Section Six. In case of prolonged drought, Otter Tail may need to curtail distilled and/or Cooling Pond water to the Project.  Otter Tail, at its sole discretion, may take this action whenever Big Stone Lake level drops below 967 feet Mean Sea Level for more than 90 continuous days.”

2.             Continuing Effect; Ratification.  Except as expressly amended herein, all other terms, covenants and conditions contained in the Agreement shall continue to remain unchanged and in full force and effect and are hereby ratified and confirmed.

3.             Governing Law.  This Amendment shall be interpreted and enforced in accordance with the laws of the State of South Dakota, notwithstanding any conflict of law provision to the contrary.

4.             Captions.  All titles, subject headings, Section titles and similar items are provided for the purpose of reference and convenience and are not intended to affect the meaning of the content or scope of this Amendment.

5.             Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute but one in the same instrument.

6.             Authority.  Each signatory to this Amendment represents that he/she has the authority to execute and deliver this Amendment on behalf of the Party set forth above its signature.

[SIGNATURE PAGES FOLLOW -
THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused their names to be hereunto subscribed by their officers, intending thereby that this Amendment shall be effective as of the Effective Date.

OWNERS:

OTTER TAIL CORPORATION
Doing business as Otter Tail Power Company,
As Agent for Co-Owners

By:	/s/ Jeffrey D. Endrizzi

Printed Name:	JEFFREY D. ENDRIZZI

Title:	PLANT MANAGER

IN WITNESS WHEREOF, the Parties hereto have caused theft names to be hereunto subscribed by their officers, intending thereby that this Amendment shall be effective as of the Effective Date.

NORTHERN LIGHTS ETHANOL, LLC

By:	/s/ Delton Strasser

Printed Name:	DELTON STRASSER

Title:	PRESIDENT

ATTACHMENT B

RATES

Water

Northern Lights’ shall pay for Distilled water at the rate of $4.00 per 1,000 gallons.

Water from the Cooling Pond shall be billed initially at $1.00 per 1,000 gallons.  The rates for distilled water and Cooling Pond water are subject to an annual adjustment as follows: The water charge shall be adjusted by the change in the average Btu cost of fuel to the Big Stone Plant with that change multiplied by 50%.

Also, Northern Lights first shall use an annual average of 250 gpm of distilled water before drawing water from the Big Stone Cooling Pond.

Rail Access

Rail access shall be assessed initially at $7.50 per car brought across the Big Stone spur line to the Northern Lights’ spur line. (Across spur line implies round trip.) Rail access assessment shall be subject to adjustment every five year period as follows:

The rail access assessment shall be adjusted upwards by 10% every five years.